Exhibit 99.1
Harbin Electric Reports Strong Results for the Second Quarter 2008
Revenues Up 71 Percent and Net Income Up 37 Percent Year over Year

Highlights:
•	Total revenues were $23.96 million, up 71% compared to $13.99 million in the second quarter of 2007
•	Net income was $6.23 million, up 37% compared to $4.56 million in the second quarter of 2007
•	Diluted earnings per share were $0.31, up 29% compared to $0.24 for the same quarter of last year

(Harbin, China, August 11, 2008) ----- Harbin Electric, Inc. ('Harbin Electric' or the 'Company'; NASDAQ: HRBN), a leading developer and manufacturer of a wide range of electric motors, reported its financial results for the second quarter 2008. The Company filed its quarterly report 10Q last Friday, August 8, 2008.

Quarterly Key Figures

	Three Months Ended
	30-Jun-08	30-Jun-07	YoY% Change
Revenues	$23,959,073	$13,989,693	71%
Gross Profit	$11,456,134	$7,220,370	59%
Gross Profit Margin	48%	52%
Operating Profit	$8,224,637	$5,538,993	48%
Operating Margin	34%	40%
Net Income	$6,230,943	$4,556,156	37%
Net Margin	26%	33%
Diluted EPS	$0.31	$0.24	29%

Total revenues in the second quarter of 2008 were $23.96 million, a 71% increase compared to $13.99 million in the same quarter of 2007, primarily driven by sales of new products from the automobile specialty micro-motors and tower type oil pumps. Linear motors and their integrated application systems contributed 45% to total revenues, automobile specialty micro-motors 38%, and others 17% compared to 66%, 0%, and 34%, respectively, for the quarter ended June 30, 2007. Automobile micro-motors contributed approximately $9 million and tower type oil pumps contributed approximately $3 million to total revenues. Sales to markets outside China accounted for about 13% of total revenues.

Gross profit margin was 48% compared to 52% for the same period last year. The slight decline in gross profit margin was mainly due to changes in the product mix with the introduction of the new product line of the automobile micro-motor business, which has a relatively lower gross profit margin. Gross profit margin was 52% for linear motors and 40% for automobile specialty micro-motors.

Selling, general and administrative expenses (SG&A) were $3.04 million, compared to $1.45 million in the same quarter of 2007. As a percentage of total sales, the Company’s total SG&A expenses increased to 13% in this quarter from 10% in the same quarter last year. The year-over year increase was primarily a result of business expansion, increased sales activities and generally higher administration expenses related to compensation as well as the Company’s listing on NASDAQ such as fees related to legal, auditing, board of directors, liability insurance, professional consultation, financial reporting and filing compared to the previous year. The Company expects total SG&A expenses as a percentage of sales to be in the range of 10% - 12% on average going forward.

Operating margin declined to 34% from 40% in the prior year quarter, primarily due to lower gross profit margin in our automobile micro-motors business and higher selling, general and administrative expenses.

Net Income increased by 37% to $6.23 million in the second quarter of 2008 from $4.56 million in the same quarter of 2007 despite a $1.05 million provision for income tax as the Company began to pay income tax on January 1, 2008. This has resulted in a significant reduction in net earnings growth compared to previous periods. Higher SG&A costs for this quarter also negatively affected earnings growth. Additionally, the Company received $763,408 in government grants in the second quarter of 2007, while there were no such grants in the second quarter of 2008, which also unfavorably affected the quarterly comparison.

Net earnings per diluted share grew 29% year-over-year to $0.31 from $0.24 for the same quarter of last year. The total diluted weighted average number of shares increased by 1.28 million shares, which resulted in some earnings dilution.

Six Month Period Key Figures

	Six Months Ended
	30-Jun-08	30-Jun-07	YoY% Change
Revenues	$46,417,258	$27,615,907	68%
Gross Profit	$22,215,611	$14,078,298	58%
Gross Profit Margin	48%	51%
Operating Profit	$16,860,460	$10,664,618	58%
Operating Margin	36%	39%
Net Income	$11,584,179	$7,960,219	46%
Net Margin	25%	29%
Diluted EPS	$0.58	$0.42	38%

For the six-month period ended June 30, 2008, the Company achieved total revenues of $46.42 million compared to $27.62 million for the six-month period ended June 30, 2007, representing a 68% year-over-year growth. Linear motors and related integrated application systems contributed 44% to total revenues, automobile specialty micro-motors contributed 38%, and controllers, armatures, and other special motors contributed 18% compared to 76%, 0%, and 24%, respectively, for the six months ended June 30, 2007. The year-over-year growth in revenues was primarily driven by sales of new products from the automobile specialty micro-motors and the tower type oil pumps, which contributed approximately $18 million, and $5 million to total revenues, respectively. The growth in new product sales was partially offset by slightly lower sales in other product types. Sales to markets outside China accounted for about 15% of total revenues for the six month period. Contributions from the automobile specialty micro-motors business and the oil pumps did not begin until the second half of 2007.

Gross profit was $22.22 million compared to $14.08 million for the six months ended June 30, 2007. The increase is directly related to higher sales levels. Gross margin was 48% for the six months ended June 30, 2008 compared to 51% for the six months ended June 30, 2007. The slight decline in gross profit margin was mainly due to changes in the product mix with the introduction of the new product line of the automobile micro-motor business, which has a relatively lower gross profit margin. Average gross profit margin was 52% for linear motors and 40% for automobile specialty micro-motors.

Selling, general and administrative expense (SG&A) totaled $5.07 million for the six months ended June 30, 2008, compared to $2.96 million in the same period of 2007. The year-over-year increase in SG&A was primarily a result of business expansion and increased sales activities. However, as a percentage of total sales, total SG&A expenses remained relatively stable at 12%, which is within the Company’s expected range.

Operating margin declined to 36% from 39% for the same six-month period in the prior year, mainly due to increased contributions from the Company’s lower margin automobile micro-motors business.

Net Income was $11.58 million compared to $7.96 million for the six months ended June 3, 2007, representing a year-over-year increase of 46%. This increase in net income was mainly due to new sales driven primarily by automobile micro-motor business and the tower-type oil pumps. The income tax that the Company began to pay on earnings has resulted in a significant reduction in our growth of net earnings compared to previous periods. During the first six months, the Company has made a total of $2.05 provision for income tax.

Earnings per diluted share grew 36% from $0.42 to $0.58 in the six months ended June 30, 2007. The total diluted weighted average number of shares increased by 1.26 million shares, which negatively affected earnings per share.

“We are quite pleased with our performance this past quarter,” said Mr. Tianfu Yang, Harbin Electric’s Chairman and Chief Executive Officer. “We have delivered another strong quarter and we see exciting times ahead. On the back of our successful private placement of 3.5 million shares closed on June 24, we were able to complete the acquisition of Weihai Hengda Electric Motor Co. Ltd. which added a third major product line - rotary motors - to our product portfolio.”

“Our current major focus at Hengda is to ensure that its management team has all the support and resources necessary to complete the existing supply contracts for the year, which should grow revenues and earnings by 30% over 2007. Next, we will gradually improve manufacturing efficiency and optimize product mix by bringing in new technologies and developing higher grade new products over the next few years. To this effect, a special team led by our Chief Technology Officer Mr. Okawa will conduct a thorough study of manufacturing processes and technologies at Hengda, identify opportunities, issue recommendations, and assist with the execution of the plan.”

“In Shanghai, the construction of the main building of our new facility has been completed,” Mr. Yang continued. “Core production lines and equipment have arrived and we are scheduled to conduct equipment adjusting and testing and start trial runs with all our people in Shanghai moving in to the new facility on October 15. While we have been a bit delayed we are working hard to meet our commitment to our major North American customer Magna International Inc. to have a minimum capacity of 1 million units ready at Shanghai by December this year. We have scheduled three micro-motor lines to be produced at Shanghai for Magna. These micro-motors including applications for car seats, door locks, and engines have all been successfully developed and validated by Magna. We estimate that the market potential for these micro-motors could reach a total of $500 million for the next four years.” Mr. Yang added.

“Our tower type oil pump project for Daqing Oil Field is on track. With 39 units completed in the first quarter and 80 in the second quarter, we expect to complete 200 units for the whole year.”

“Our linear motor driven subway train project progressed quite well. I am pleased to report that the subway line between Beijing airport and the city started to operate successfully before the Beijing Olympic Games. This is a clear validation and recognition by the government of the application of the linear motor technology to urban mass transportation in China. I am confident that the development process of China’s own linear motor driven subway train will be accelerated and I expect that it will move to a new stage after the Beijing Olympics.”

Looking ahead, Mr. Yang concluded, “With a well established multi-faceted growth strategy and multiple projects under way, I believe that Harbin Electric is ideally positioned to capture market opportunities and continuously deliver solid results.”

About Harbin Electric, Inc.:

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include linear motors, automobile specialty micro-motors, and industrial rotary motors. The Company’s products are purchased by a broad range of domestic and international customers, including those involved in oil services, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, petrochemical, as well as in the metallurgical and mining industries.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Through its U.S. and China-based subsidiaries, the Company operates two manufacturing facilities in China located in Harbin and Weihai, and is completing the construction of a high-efficiency production plant in Shanghai. Harbin Electric employs approximately 2,200 people including employees at Hengda Electric Motor Co. Ltd., which it recently acquired. Each of the three manufacturing facilities is dedicated to a specific product line and is equipped with state-of-the-art production equipment and quality control systems.

As China continues to grow its industrial base, Harbin Electric aspires to be a pioneer in leading the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com .

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled 'Risk Factors' in its annual report on Form 10-KSB for the year ended December 31, 2007. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as 'believe,', 'expect,' 'may,' 'will,' 'should,' 'project,' 'plan,' 'seek,' 'intend,' or 'anticipate' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

In China
Harbin Electric, Inc.
Tel: +86-451-8611-6757
Email: MainlandIR@Tech-full.com

In the U.S.
Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel: +1-631-312-8612
Email: cshue@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel: +1-212-618-1987
Email: kli@christensenir.com